Exhibit 11

VOTING AGREEMENT

VOTING AGREEMENT dated as of July 30, 2011, between Verge Media Companies, Inc., a Delaware corporation ("VERGE MEDIA"), and Gores Radio Holdings, LLC, a Delaware limited liability company (the "WESTWOOD SHAREHOLDER").  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A.        Westwood One, Inc. is a company organized under the laws of the State of Delaware (the "COMPANY"). The Westwood Shareholder owns 17,212,977 shares of common stock, par value $0.01 per share, of the Company (including any common stock into which such common stock may be converted or exchanged after the date hereof, the "COMMON STOCK").  Such shares of Common Stock, together with any other shares of capital stock of the Company acquired by the Westwood Shareholder after the date hereof and during the term of this Agreement, are collectively referred to herein as the "SUBJECT SHARES".

B.        Concurrently with the execution and delivery of this Agreement, Radio Network Holdings, LLC, a limited liability company organized under the laws of the State of Delaware ("MERGER SUB"), and the Company are entering into an Agreement and Plan of Merger (as in effect on the date hereof, the "MERGER AGREEMENT") providing for the merger of Verge Media with and into Merger Sub (the "MERGER") upon the terms and subject to the conditions set forth therein.

C.        As a condition to entering into the Merger Agreement, Verge Media has required that the Westwood Shareholder enter into this Agreement, and the Westwood Shareholder desires to enter into this Agreement to induce Verge Media to enter into the Merger Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.        REPRESENTATIONS AND WARRANTIES OF THE WESTWOOD SHAREHOLDER. The Westwood Shareholder represents and warrants to Verge Media as follows:

(a)        AUTHORITY. The Westwood Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Westwood Shareholder and constitutes a valid and binding obligation of the Westwood Shareholder enforceable in accordance with its terms.

(b)        NO CONFLICTS. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, the Westwood Shareholder's certificate of formation and limited liability company agreement, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Westwood Shareholder or to the Westwood Shareholder's property or assets, including but not limited to the Investor Rights Agreement, dated as of April 23, 2009 (as amended and otherwise modified from time to time), by and between the Westwood Shareholder, the Company and the other parties thereto, a complete and accurate copy of which has been Delivered to Verge Media (the "IRA").

(c)        THE SUBJECT SHARES.  The Westwood Shareholder is the record and beneficial owner of and has good and marketable title to, the Subject Shares, free and clear of any mortgage, lien, pledge, charge, encumbrance, security interest or other adverse claim. The Westwood Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares.  Other than as set forth in the IRA, the Westwood Shareholder has the sole right to vote, or to dispose, of the Subject Shares, and none of the Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement.  Other than as set forth in the IRA, there are no agreements or arrangements of any kind, contingent or otherwise, obligating the Westwood Shareholder to sell, transfer, assign, grant a participation interest in, option pledge, hypothecate or otherwise dispose or encumber (each, a "TRANSFER"), or cause to be Transferred, any of the Subject Shares, and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares.  For the avoidance of doubt, compliance by the Westwood Shareholder with the IRA will in no way limit or otherwise restrict the Westwood Shareholder's ability to perform or otherwise comply with any of its obligations hereunder.

(d)        RELIANCE BY VERGE MEDIA.  The Westwood Shareholder understands and acknowledges that Verge Media is entering into the Merger Agreement in reliance upon the Westwood Shareholder's execution, delivery and performance of this Agreement.

(e)        LITIGATION.  There is no action, proceeding or investigation pending or threatened against the Westwood Shareholder that questions the validity of this Agreement or any action taken or to be taken by the Westwood Shareholder in connection with this Agreement.

2.        REPRESENTATIONS AND WARRANTIES OF VERGE MEDIA.  Verge Media hereby represents and warrants to the Westwood Shareholder that Verge Media has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Verge Media, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Verge Media. This Agreement has been duly executed and delivered by Verge Media and constitutes a valid and binding obligation of Verge Media enforceable in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation of Verge Media, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Verge Media or to Verge Media's property or assets.

3.        COVENANTS OF THE WESTWOOD SHAREHOLDER.  Until termination of such obligation in accordance with Section 5, the Westwood Shareholder agrees as follows:

(a)        The Westwood Shareholder agrees that following the execution of the Merger Agreement by the parties thereto and by no later than 11:59 p.m. Los Angeles, CA time on the date of this Agreement, the Westwood Shareholder shall, with respect to all the Subject Shares, consent to the adoption of the Merger Agreement and the transactions contemplated thereby (including without limitation the Reclassification and the Parent Stock Issuance) in accordance with Sections 228 and 251 of the DGCL by delivering to the Company the written consent (with a copy thereof simultaneously delivered to Verge Media) in the form annexed as Exhibit A hereto (the "WRITTEN CONSENT").  The Written Consent shall be coupled with an interest and shall be irrevocable.

(b)        At any meeting of shareholders of the Company called to vote upon the Merger, the Merger Agreement, the Reclassification and/or the Parent Stock Issuance or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger, the Merger Agreement, the Reclassification and/or the Parent Stock Issuance is sought, the Westwood Shareholder shall vote (or cause to be voted) the Subject Shares (and each class thereof) in favor of the adoption by the Company of the Merger and the approval of the Merger Agreement and each of the transactions contemplated by the Merger Agreement, including the Reclassification and the Parent Stock Issuance.

(c)        At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought (including, without limitation, pursuant to an action by written consent), the Westwood Shareholder shall vote (or cause to be voted) its Subject Shares (and each class thereof) against, and shall refrain from voting in favor of or otherwise providing any consent or other approval with respect to, (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination or any other Takeover Proposal (including, without limitation, any Superior Proposal), and (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner delay, impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (including, without limitation, the Reclassification and the Parent Stock Issuance) or change in any manner the voting rights of the Common Stock. Subject to Section 4, the Westwood Shareholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

(d)        The Westwood Shareholder agrees not to, directly or indirectly, (i) Transfer, or enter into any agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any Person, other than (x) in accordance with the Merger Agreement, or (y) following the termination of the Merger Agreement, a transfer of Subject Shares representing up to 15% of outstanding common stock of Parent in a transfer made as registered sale through a nationally recognized underwriter or that is executed over the principal stock exchange over which Parent's securities are listed; provided that no such transfer shall be made to a single person or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) with the intent or purpose of evading the restrictions contained in this Agreement, or (ii) grant any proxies, deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to the Subject Shares, other than pursuant to this Agreement or proxies granted to members of Parent's officers or directors in connection with any matter (other than a Takeover Proposal or any other matter covered by Section 3(c)) presented by Parent to its shareholders for a vote. The Westwood Shareholder further agrees not to commit or agree to take any of the foregoing actions.

(e)        Subject to the terms of Section 4, the Westwood Shareholder shall, and shall cause each of its members, officers, stockholders, Affiliates, employees, directors, managers, representatives and agents (collectively, its "RESTRICTED PARTIES") to,  immediately cease and cause to be terminated any discussions or negotiations with any parties (other than the parties to this Agreement and their Affiliates, representatives and advisors) that may be ongoing with respect to, or that would be reasonably expected to lead to, a Takeover Proposal.  In addition, subject to the terms of Section 4, the Westwood Shareholder shall not, and shall cause each of its Restrictive Parties not to, directly or indirectly, (x) take any action to enter into any agreement with respect to any Takeover Proposal, or (y) solicit, negotiate, furnish information to, accept, encourage, consider, participate in negotiations or discussions relating to, or otherwise pursue, any Takeover Proposal, other than the transactions expressly contemplated by the Merger Agreement

(f)        The Westwood Shareholder shall use all reasonable efforts to carry out the intent and purposes of this Agreement, the Merger Agreement and the transactions contemplated thereby.

4.        SHAREHOLDER CAPACITY.  The Westwood Shareholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of the Subject Shares, and nothing herein shall limit or affect any actions taken by any director or officer of the Company, in their capacity as such.

5.        TERMINATION.  This Agreement shall terminate (i) upon the first to occur of (A) the Effective Time, (B) twelve (12) months following the termination of the Merger Agreement pursuant to Sections 7.1(f), 7.1(i) or 7.1(j) of the Merger Agreement (the "TAKEOVER PROPOSAL TERMINATION RIGHTS"), (C) immediately following the termination of the Merger Agreement pursuant to any provision of the Merger Agreement other than the Takeover Proposal Termination Rights; and (D) eighteen (18) months after the date hereof, or (ii) at any time upon written notice by Verge Media to the Westwood Shareholder.  Notwithstanding the foregoing, Sections 3(a), 3(b), 3(c)(ii), 3(e) and 3(f) hereof shall automatically terminate and be of no further force and effect upon any termination of the Merger Agreement in accordance with the terms of Section 7.1 of the Merger Agreement.  No party hereto shall be relieved by reason of any such termination from any liability for any breach of this Agreement occurring prior to such termination.

6.        GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any principles or rules of conflicts of laws thereof.

7.        JURISDICTION; WAIVER OF JURY TRIAL.  Verge Media and the Westwood Shareholder hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Chancery Court of Delaware and, in the absence of such jurisdiction, the United States District Court for the District of Delaware, and, in the absence of such federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of any Delaware state court sitting in New Castle County and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding.  Each of the parties hereto also agrees that any final and non-appealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT SUCH PARTIES MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE).  EACH PARTY HEREBY CERTIFIES THAT NO OTHER PARTY HERETO NOR ANY OF THEIR REPRESENTATIVES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THEY WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL.  FURTHER, EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTIES RELIED ON THIS WAIVER OF RIGHT TO JURY TRIAL AS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.

8.        SPECIFIC PERFORMANCE.

(a)        The Westwood Shareholder hereby acknowledges and agrees that the covenants, obligations and agreements of the Westwood Shareholder contained in this Agreement, and Verge Media’s rights contemplated hereby, relate to special, unique and extraordinary matters, and recognizes and affirms that, in the event of a breach of this Agreement by the Westwood Shareholder, Verge Media will suffer irreparable injury for which money damages will be inadequate and for which Verge Media will have no adequate remedy at law.  Accordingly, the Westwood Shareholder agrees that Verge Media shall be entitled to specific performance, an injunction, restraining order and/or such other equitable relief, in addition to any other rights and remedies existing in its favor at law or in equity, as a court of competent jurisdiction may deem necessary or appropriate to enforce its rights and the Westwood Shareholder’s obligations hereunder (without posting of bond or other security).  These injunctive remedies are cumulative and in addition to any other rights and remedies Verge Media may have at law or in equity.

(b)        In furtherance of the foregoing, the Westwood Shareholder hereby irrevocably grants to, and appoints, until the termination of the Westwood Shareholder's obligations under Section 3(c)(i), Verge Media as the Westwood Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Westwood Shareholder, to vote all of the Subject Shares, or grant a written consent in respect of the Subject Shares, or execute and deliver a proxy to vote or grant a written consent in respect of the Subject Shares, on the matters and in the manner specified in Section 3(b) and 3(c) of this Agreement (but not on any other matters, other than motions to adjourn and other matters incident to the conduct of any meeting of stockholders that are in furtherance of the actions specified in Section 3(b) and/or 3(c) of this Agreement.  The Westwood Shareholder will cause the record holder of any Subject Shares beneficially owned by Westwood Shareholder to execute and deliver to Parent all requisite documents to effectuate the  objectives of this Section 8(b).

(c)        The Westwood Shareholder hereby affirms that the irrevocable proxy set forth in Section 8(b) is given in connection with, and in consideration of, the execution of the Merger Agreement by Verge Media, and that such irrevocable proxy is given to secure the performance of the duties of the Westwood Shareholder under this Agreement. The Westwood Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked prior to its termination in accordance with the terms of this Agreement.  Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL until the termination of this Agreement in accordance with its terms.

9.        AMENDMENT, WAIVERS, ETC.  Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by Verge Media and the Westwood Shareholder. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

10.        ASSIGNMENT; NO THIRD PARTY BENEFICIARIES.  This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

11.        NOTICES.  All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be deemed validly given upon personal delivery or one day after being sent by overnight courier service or by telecopy (so long as for notices or other communications sent by telecopy, the transmitting telecopy machine records electronic conformation of the due transmission of the notice), at the following address or telecopy number, or at such other address or telecopy number as a party may designate to the other parties:

(A) if to Verge Media to:

Verge Media Companies, Inc.
15303 Ventura Boulevard, Suite 1500
Sherman Oaks, CA 91403
Attention: Chief Executive Officer
Fax: (818) 990-0930

with copies to:

Oaktree Capital Management, L.P.
333 S. Grand Ave., 28th Floor
Los Angeles, CA 90071
Attention: Andrew Salter
Fax: (213) 830-6394

and

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attention: Christopher J. Greeno, P.C.
Tana M. Ryan
Fax: (312) 862-2200

and

(B) if to the Westwood Shareholder to:

The Gores Group, LLC
10877 Wilshire Blvd, 18th Floor
Los Angeles, CA 90024
Attention: General Counsel
Fax: (310) 443-2149

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071-3144
Attention: Rick C. Madden, Esq.
Fax: (213) 621-5379.

12.        REMEDIES.  No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

13.        SEVERABILITY.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

14.        INTEGRATION.  This Agreement constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersede any and all prior understandings or agreements relating to the subject matter hereof and thereof.

15.        SECTION HEADINGS.  The article and section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

16.        COUNTERPARTS; EFFECTIVENESS.  This Agreement may be executed by the parties hereto individually or in any combination, in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.  In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.  No party hereto shall raise the use of a facsimile machine or e-mail delivery of a ".pdf" format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a ".pdf" format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

17.        DISPUTE COSTS.  In the event of any dispute, controversy, action, proceeding or claim arising out of or relating to this Agreement, or the breach hereof, which is ultimately resolved by a court of competent jurisdiction, the non-prevailing party will reimburse the substantially prevailing party for its reasonable costs and expenses (including legal fees and expenses) actually incurred in connection with such dispute, controversy, action, proceeding or claim.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

VERGE MEDIA COMPANIES, INC.

By:
Its:

GORES RADIO HOLDINGS, LLC

By: THE GORES GROUP, LLC, its Manager

By:
Its:

[Signature Page to Voting Agreement]

EXHIBIT A

WRITTEN CONSENT OF STOCKHOLDERS

OF

WESTWOOD ONE, INC.

Pursuant to Section 228 of the

General Corporation Law of the State of Delaware

Pursuant to Section 228 of the Delaware General Corporation Law (the "DGCL"), and the Restated Certificate of Incorporation, as amended, and the By-Laws of Westwood One, Inc.,  a Delaware corporation (the "Company"), the undersigned, being the holder of 17,212,977 shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), constituting approximately [●]% of the voting power of the outstanding shares of the Company Common Stock, voting or consenting together as a single class, do hereby (i) waive notice and the holding of a special meeting, (ii) consent to and adopt the following resolutions, which resolutions shall be deemed to be adopted as of the last date set forth on the signature pages hereto to the same extent and with the same force and effect as if such resolutions were duly adopted by the stockholders of the Company at a duly convened special meeting held for such purpose, and (iii) direct that this Written Consent be filed with the minutes of the proceedings of the stockholders of the Company:

WHEREAS, on [●], 2011, Verge Media Companies, Inc., a Delaware  corporation ("Verge Media"), the Company, and Radio Network Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company ("Merger Sub"), entered into an Agreement and Plan of Merger (as amended, modified and supplemented from time to time, the "Merger Agreement"), a copy of which is attached hereto as Annex A, which provides for the merger (the "Merger") of Verge Media with and into Merger Sub, with Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of the Company;

WHEREAS, pursuant to the terms of the Merger Agreement, each share of Company Common Stock (other than shares held by stockholders who have properly demanded appraisal rights and shares owned by the Company, Parent or any subsidiary of Parent) will be canceled and converted into the right to receive the Merger Consideration (as defined in the Merger Agreement), on the terms and subject to the conditions of set forth in the Merger Agreement;

WHEREAS, in order to induce Verge Media to enter into the Merger Agreement, the undersigned entered into a Voting Agreement with Parent simultaneously with the execution of the Merger Agreement (the "Voting Agreement"), pursuant to which the undersigned agreed to execute and deliver this Written Consent subject to the termination provisions of the Voting Agreement;

WHEREAS, prior to the entry into of the Merger Agreement, the board of directors of the Company, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Reclassification (as defined in the Merger Agreement) and the Parent Stock

Issuance (as defined in the Merger Agreement), were advisable, fair to and in the best interests of the Company’s stockholders, (ii) approved the Merger Agreement, the Reclassification and the Parent Stock Issuance and the transactions contemplated thereby and (iii) recommended that the Company’s stockholders adopt and approve the Merger Agreement, the Reclassification and the Parent Stock Issuance; and

WHEREAS, the affirmative vote in favor of the adoption of the Reclassification by a majority of the votes entitled to be cast thereon by the stockholders of the Company is required pursuant to Sections 242 of the DGCL to effect the Reclassification and the affirmative vote in favor of the Parent Stock Issuance by a majority of the votes voting thereon is required to approve the Parent Stock Issuance under applicable stock exchange rules.

NOW, THEREFORE, BE IT RESOLVED, that each of the Reclassification, the Parent Stock Issuance and the Merger Agreement and the transactions contemplated thereby, are consented to, adopted and approved in all respects without prior notice and without a vote or meeting; and

FURTHER, RESOLVED, that this Written Consent is coupled with an interest and is irrevocable.

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IN WITNESS WHEREOF, the undersigned has executed this Written Consent on the date indicated next to its signature below.

DATED: [●], 2011	GORES RADIO HOLDINGS, LLC By: THE GORES GROUP, LLC, its Manager
By:
Name:
Title: